Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 12, 2024 (except Note 21 and the effects thereof, as to which the date is February 4, 2025), with respect to the consolidated financial statements of SailPoint Parent, LP (now known as SailPoint, Inc.) contained in the Final Prospectus, filed on February 14, 2025, relating to the Registration Statement on Form S-1 (File No. 333-284339), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

St. Louis, Missouri

February 21, 2025